Exhibit 5.1

SILVERMAN SHIN BYRNE & GILCHREST PLLC

381 PARK AVENUE SOUTH

16th FLOOR

NEW YORK, NY 10016

212.779.8600

Facsimile: 212.779.8858

July 28, 2014

Inergetics, Inc.

550 Broad Street, Suite 1212

Newark, N.J. 07102

Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the " Commission ") under the Securities Act of 1933, as amended (the "Act"), covering the offering for resale of up to an aggregate of 24,656,000 shares (the "Shares") of the common stock, $0.001 par value per share, of Inergetics, Inc. (the "Company"), issuable upon conversion of a Subordinated Secured Convertible Promissory Note dated July 14, 2014 (the “Note”) and exercise of a Common Stock Purchase Warrant dated July 14, 2014 (the “Warrant”), both issued to 31 Group, LLC.

In connection with the preparation of the Registration Statement and this opinion letter, we have examined, considered and relied upon the following documents (collectively, the "Documents"):

(i)	the Company's Amended and Restated Certificate of Incorporation and all amendments thereto;
(ii)	the Company's Bylaws, as amended through the date hereof;
(iii)	resolutions of the board of directors of the Company;
(iv)	the Registration Statement and schedules and exhibits thereto;
(v)	Copies of the Note, the Warrant and the related Securities Purchase Agreement; and
(vi)	such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinion contained herein.

In rendering the opinion set forth below, we have assumed without investigation and the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies, and the veracity of the Documents. For the purposes of the opinion set forth below, we have also assumed that in connection with the issuance of the Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance. As to questions of fact material to the opinion hereinafter expressed, we have relied upon the representations and warranties of the Company made in the Documents and upon statements of officers of the Company.

SILVERMAN SHIN BYRNE & GILCHREST PLLC

Based upon the foregoing examination, and subject to the qualifications set forth below, we are of the opinion that: (i) the Shares issuable upon conversion of the Note have been duly authorized to be issued in accordance with the terms of the Note and, when issued by the Company upon conversion of and in accordance with the terms of the Note, will be validly issued, fully paid and non-assessable and (ii) the Shares issuable upon exercise of the Warrant have been duly authorized to be issued in accordance with the terms of the Warrant and, when issued and paid for upon exercise of and in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the Delaware General Corporation Law, all rules and regulations underlying such statutory provisions of law, and all applicable judicial and regulatory determinations concerning such laws as reported in publicly available compilations of such judicial and regulatory determinations, as well as the federal laws of the United States of America. Our opinion is rendered only with respect to laws, and the rules, regulations and determinations thereunder, which are currently in effect.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us in the Registration Statement. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations promulgated thereunder.

Sincerely,

s/
Silverman Shin Byrne & Gilchrest PLLC